EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-255061) pertaining to the Gain Therapeutics, Inc. 2020 Omnibus Incentive Plan,
2.	Registration Statement (Form S-8 No. 333-266142) pertaining to the Gain Therapeutics, Inc. 2021 Inducement Equity Incentive Plan and the Gain Therapeutics, Inc. 2022 Equity Incentive Plan, and
3.	Registration Statement (Form S-3 No. 333-265061) of Gain Therapeutics, Inc.;

of our report dated March 23, 2023, with respect to the consolidated financial statements of Gain Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young AG

Lugano, Switzerland

March 23, 2023